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                                                                      EXHIBIT 23



                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
Tambrands Inc.:

We consent to incorporation by reference in the Registration Statement No. 33-50961 on Form S-3 and Nos. 2-77947, 33-13902, 33-36746, 33-40161, 33-43713,
33-50398 and 33-64269 on Form S-8 of Tambrands Inc. of our reports dated January 23, 1996, relating to the consolidated balance sheets of Tambrands
Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of Tambrands Inc. Our reports refer to a change in accounting for postemployment benefits in 1993.

/s/ KPMG Peat Marwick LLP


Stamford, Connecticut
March 29, 1996